ISSUER FREE WRITING PROSPECTUS

(Supplementing Preliminary Prospectus Supplement Dated September 16, 2013)

Filed Pursuant to Rule 433

Registration No. 333-187348

The Chefs’ Warehouse, Inc. Announces Pricing of Public Offering of Common Stock

RIDGEFIELD, CT, September 20, 2013 – The Chefs’ Warehouse, Inc. (Nasdaq: CHEF), a premier distributor of specialty food products in the United States, announced today the pricing of a previously announced underwritten public offering of 4,500,000 shares of its common stock at $21.00 per share, which included 3,800,000 shares sold by the Company and 700,000 shares sold by John Pappas, one of the Company’s existing stockholders. The underwriters will have a 30-day option to purchase up to an additional 675,000 shares of the Company’s common stock from certain selling stockholders at the public offering price, less underwriting discounts and commissions.

The Company estimates the net proceeds to the Company from the offering will be approximately $75.1 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering to repay outstanding borrowings under its revolving credit facility as well as for general corporate purposes, which may include acquisitions of complementary businesses. The Company will not receive any proceeds from the sale of shares of common stock sold by the selling stockholders.

The offering, which is subject to customary closing conditions, is expected to close on September 25, 2013.

Jefferies, J.P. Morgan and BMO Capital Markets are acting as joint book-running managers of the offering. BB&T Capital Markets and Canaccord Genuity are acting as co-managers.

Copies of the prospectus supplement and prospectus relating to the common stock being offered may be obtained for free by contacting any of: Jefferies LLC, 520 Madison Avenue, 12th Floor, New York, NY 10022, Attention: Equity Syndicate Prospectus Department, or by calling toll-free (877) 547-6340 or by email to prospectus_department@jefferies.com; J.P. Morgan Securities, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: (866) 803-9204; or BMO Capital Markets Corp., Attn: Syndicate Department, 3 Times Square, 27th Floor, New York, New York 10036, or by email at bmoprospectus@bmo.com, or by calling (800) 414-3627.

A shelf registration statement relating to these securities has been filed with, and has been declared effective by, the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of our common stock, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of such securities may be made only by means of the prospectus supplement and the related base prospectus.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s intended offering of common stock, the expected closing of the offering and its intended use of proceeds of the offering. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include: prevailing conditions in the equity capital markets and demand for the Company’s common stock; and other risks and uncertainties described in the Company’s registration statement on Form S-3 originally filed with the Securities and Exchange Commission on March 18, 2013, as amended, and the related prospectus and prospectus supplement, in the Company’s most recent Annual Report on Form 10-K for the year ended December 28, 2012, and other filings the Company makes with the SEC. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations:

John Austin, CFO, (718) 684-8415

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Chefs’ Warehouse, Inc. (the “Company”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by contacting any of: Jefferies LLC, 520 Madison Avenue, 12th Floor, New York, NY 10022, Attention: Equity Syndicate Prospectus Department, or by calling toll-free (877) 547-6340 or by email to prospectus_department@jefferies.com; J.P. Morgan Securities, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: (866) 803-9204; or BMO Capital Markets Corp., Attn: Syndicate Department, 3 Times Square, 27th Floor, New York, New York 10036, or by email at bmoprospectus@bmo.com, or by calling (800) 414-3627.

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